EXHIBIT 3.6

                              AMENDED AND RESTATED

                       LIMITED LIABILITY COMPANY AGREEMENT

                                       OF

                               DEX MEDIA EAST LLC

                                 (F/K/A SGN LLC)

         This AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (this "Agreement") of Dex Media East LLC (f/k/a SGN LLC) is made and entered into as of this 8th day of November, 2002, by its sole Member, Dex Media East, Inc., a Delaware limited liability company (the "Member").

         The Member hereby duly adopts this Agreement pursuant to and in accordance with the Delaware Limited Liability Company Act (6 De1.C. ss.18-101, et seq.), as amended from time to time (the "Act"), and hereby agrees as follows:

I. Name; Certificate of Formation. The name of the limited liability company is Dex Media East LLC (the "Company"). A Certificate of Formation of the Company, dated July 12, 2002, was filed in the office of the Secretary of State of the State of Delaware (the "Secretary of State") on July 15, 2002 under the name "SGN LLC". The name of the Company was changed to "Dex Media East LLC" pursuant to a Certificate of Merger filed with the Secretary of State on November 8, 2002.

II. Purpose. The Company is formed for the object and purpose of, and the nature of the business to be conducted and promoted by the Company is, engaging in any lawful act or activity for which limited liability companies may be formed under the Act and engaging in any and all activities necessary or incidental to the foregoing.

III. Member Percentages. The ownership interest of each Member (the "Membership Interests") will be set forth on Schedule A hereto. The specimen certificate representing the Membership Interests is set forth on Schedule B hereto.

IV. Member Interests; Article 8 Securities Election. The Company hereby irrevocably elects that all Membership Interests shall be securities governed by
Article 8 of the Uniform Commercial Code as in effect in the State of Delaware and each other applicable jurisdiction. Each certificate evidencing Membership Interests shall bear the following legend: "This certificate evidences an interest in Dex Media East LLC and shall be a security governed by Article 8 of the Uniform Commercial Code as in effect in the State of Delaware and each other applicable jurisdiction." This provision shall not be amended, and any purported amendment to this provision, shall not take effect until all outstanding certificates have been surrendered for cancellation.

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V. Designated Agent for Service of Process. The Company shall maintain a registered office and a designated and duly qualified agent for the service of process on the Company in the State of Delaware.

VI. Powers. Subject to the Company's board of directors' (the "Board of Directors") ability to delegate authority pursuant to Article X, the Board of Directors shall have full, exclusive and complete discretion to manage and control the business and affairs of the Company, to make all decisions affecting the business and affairs of the Company and to take all such actions as it deems necessary or appropriate to accomplish the purpose of the Company as set forth herein. The Board of Directors shall have the power to do any and all acts necessary or convenient to or for the furtherance of the purposes described herein, including all powers, statutory or otherwise, possessed by Members under the laws of the State of Delaware. Each of the directors and each of the Officers (as defined herein) is hereby designated as an authorized person, within the meaning of the Act, to execute, deliver and file any duly authorized amendments and/or restatements of the Certificate of Formation of the Company and any other certificate (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in a jurisdiction in which the Company may wish to conduct business. Each director shall serve until such time as his or her respective successors shall be duly chosen by the Member or until such person's earlier death, resignation or removal by the Member.

VII. Meetings of the Board of Directors. The Board of Directors may hold meetings, both regular and special, either within or without the State of Delaware. Regular meetings of the Board of Directors may be held without notice at such time and at such place as shall from time to time be determined by the Board of Directors. Special meetings of the Board of Directors may be called by any two Directors who shall provide notice of such meeting to each of the other Directors using any means of communication no less than three (3) business days' prior to any special meeting.

VIII. Size of Board; Quorum; Acts of the Board of Directors. The authorized number of directors on the Board of Directors shall initially be nine. No action may be taken at a meeting of the Board of Directors unless a quorum consisting of a majority of directors is present in person or by proxy, including at least two Carlyle Designees and two WCAS Designees (as such terms are defined in the Equityholders Agreement, which is defined herein), or the remaining Carlyle Designee or WCAS Designee if such party only has the right to designate one director, and the act of a majority (including at least one Carlyle Designee and one WCAS Designee) of the directors present at any meeting shall be the act of the Board of Directors, except as may be otherwise specifically provided by this Agreement. Participation by teleconference or other similar communications shall be sufficient to constitute presence for any meeting. Any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting, if all members of the Board of Directors or committee, as the case may be, consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the Board of Directors or committee.

IX. Committees of the Board of Directors. The Board of Directors may, by resolution, passed by a majority of the whole Board of Directors, designate one or more committees with two or more Directors sitting on each committee, and any alternates who may replace any absent or disqualified member at any meeting of the committee, provided that at least one Carlyle

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Designee and one WCAS Designee shall be designated on each sitting committee of the Board of Directors. Any such committee shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Company to the extent provided by resolution of the Board of Directors. Notwithstanding any of the foregoing, no committee shall have the power or authority to amend this Agreement, adopt an agreement of merger or consolidation, recommend to the Member the sale, lease or exchange of all or substantially all of the Company's property and assets, recommend to the Member a dissolution of the Company or a revocation of a dissolution, or declare a distribution. Each committee shall keep regular minutes of its meetings and report the same to the Board of Directors when required.

X. Officers. The Board of Directors may, from time to time, appoint one (1) or more individuals to be officers of the Company ("Officers"), with such management rights, powers, duties and responsibilities as the Board of Directors may, from time to time, delegate to them pursuant to a duly adopted resolution. Any Officer to whom a delegation is made pursuant to the foregoing shall serve in the capacity delegated unless and until such delegation is revoked by the Board of Directors or such Officer resigns. The Board of Directors may revoke such delegation and remove any Officer from office for any reason whatsoever, with or without cause.

XI. Dissolution. The Company shall dissolve, and its affairs shall be wound up, upon the first to occur of the following: (a) the written consent of the Member or (b) the entry of a decree of judicial dissolution under Section 18-802 of the Act.

XII. Capital Contributions; Capital Accounts. The Member shall make capital contributions to the Company from time to time, in cash, securities or other property, in amounts and at time as determined by the Member, and in proportion to its Membership Interests. A capital account shall be maintained for the Member in accordance with Treasury Regulations Section 1.794-1(b)(2)(iv).

XIII. Allocation of Profits and Losses. The Company's profits and losses shall be allocated to the Member in proportion to its Membership Interests.

XIV. Distributions. Distributions shall be made to the Member at the times and in the amounts determined by the Member. Such distributions shall be allocated in proportion to the percentage of Membership Interests.

XV. Assignments. The Member may sell, transfer or assign, in whole or in part, its Membership Interests.

XVI. Admission of Additional Members. The Member may admit additional members in its discretion.

XVII. Liability of Member; Indemnification. The Member shall not have any liability to the Company or any third party for the obligations or liabilities of the Company except to the extent required by the Act. The Company shall, to the full extent permitted by applicable law, indemnify and hold harmless the Member, each director and each Officer against liabilities incurred in connection with any action, suit or proceeding to which the Member, director or Officer may be made a party or otherwise involved or with which the Member, director or Officer shall be threatened by reason of its being a Member, director or Officer or while acting as such on behalf of the Company or in Company's interest.

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XVIII. Interpretation. This Agreement shall be interpreted in accordance with the Equityholders Agreement, among Dex Holdings LLC, Carlyle Partners III, L.P., CP III Coinvestment, L.P., Carlyle High Yield Partners, L.P., Carlyle-Dex Partners L.P., Carlyle-Dex Partners II L.P., Welsh, Carson, Anderson & Stowe IX, L.P., WD GP Associates LLC, WD Investors LLC, and A.S.F. Co-Investment Partners, L.P., and any other subsequent holder of the membership interests of Dex Holdings LLC who agrees to be bound by the terms of such Equityholders Agreement, as amended or modified from time to time (the "Equityholders Agreement"). If there are any conflicts between this Agreement and the Equityholders Agreement, the Equityholders Agreement shall prevail.

XIX. Governing Law. This Agreement shall be governed by, and construed under the laws of the State of Delaware, all rights and remedies being governed by said laws.

XX. Amendment. This Agreement may only be amended by a writing duly signed by the Member.

XXI. Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart shall for all purposes be deemed an original, and all such counterparts shall together constitute but one and the same agreement.

XXII. Entire Agreement. Subject to Article XVIII, this Agreement constitutes the entire agreement entered into by the Member and supersedes all prior agreements and understandings with respect to the matters contemplated hereby. There are no restrictions, warranties, covenants, agreements, promises or undertakings other than those expressly set forth in this Agreement.


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IN WITNESS WHEREOF, the undersigned, intended to be legally bound hereby, has duly executed this Amended and Restated Limited Liability Company Agreement as of the date first written above.

                           DEX MEDIA EAST, INC.,
                           its sole member

                                 By: /s/ George Burnett
                                     -------------------------------------------
                                     Name: George Burnett
                                     Title: CEO and President










DEX MEDIA EAST LLC
AMENDED AND RESTATED
LIMITED LIABILITY AGREEMENT

                                   SCHEDULE A
                                   ----------

                               OWNERSHIP INTERESTS
                               -------------------

       Member                 Ownership Percentage          Cash Contributed
       ------                 --------------------          ----------------

Dex Media East, Inc.                 100%                     $655,000,000




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                                   SCHEDULE B
                                   ----------

                   (Specimen Membership Interest Certificate)

                                  [ART OMITTED]

------                                                                     -----
NUMBER                                                                     UNITS
------                                                                     -----
  0              Organized under the laws of the State of Delaware

                               DEX MEDIA EAST LLC

                             MEMBERSHIP CERTIFICATE

                                                               See Reverse for
                                                             Certain Definitions

                                    SPECIMEN

         THIS CERTIFIES THAT ___________________________________________________
is a member of the above named Limited Liability Company and is entitled to the full benefits and privileges of such membership, subject to the duties and obligations, as more fully set forth in the Limited Liability Company Operating Agreement.

         IN WITNESS WHEREOF the Limited Liability Company has caused this Certificate to be executed by its duly authorized members this _________________ day of __________, ______, and its Limited Liability Company seal to be hereunto affixed.